SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2006

SIRIUS SATELLITE RADIO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24710	52-1700207
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

          On February 1, 2006, the compensation committee of our board of directors approved annual bonus performance goals applicable to our executive officers for the year ending December 31, 2006. Our executive officers will be awarded bonuses based upon the attainment of cash flow and subscriber targets. The compensation committee intends to measure the achievement of these items in January 2007. Executive officers may also have to achieve additional objectives relevant to their specific areas of responsibility.

          On February 1, 2006, the compensation committee also increased the annual base salary of Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, to $400,000, and granted him 125,000 options to purchase our common stock. These stock options vest over time.

          On February 2, 2006, we amended our employment agreement with James E. Meyer, our President, Sales and Operations. As part of this amendment, we increased Mr. Meyer’s annual base salary to $800,000; extended the term of the employment agreement to April 16, 2007; and granted him 1,350,000 options to purchase our common stock. These stock options vest over time. A copy of the amendment to the employment agreement with Mr. Meyer is attached to this report as exhibit 10.1, and is incorporated by reference in this report.

          Information regarding the compensation awarded to our executive officers in respect of and during the year ended December 31, 2005 will be contained in the proxy statement for our 2006 annual meeting of stockholders.

Section 9.01          Financial Statements and Exhibits

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

The Exhibit Index attached hereto is incorporated herein.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS SATELLITE RADIO INC.

	By:	/s/	Patrick L. Donnelly

Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: February 3, 2006

EXHIBITS

Exhibit	Description of Exhibit

10.1	First Amendment, dated as of February 2, 2006, to the Amended and Restated Employment Agreement, dated as of March 11, 2005, between Sirius Satellite Radio Inc. and James E. Meyer